Exhibit 4.7

EXECUTION COPY

SECOND AMENDMENT

TO

THE CABELA’S MASTER CREDIT CARD TRUST

SERIES 2004-1 SUPPLEMENT

THIS SECOND AMENDMENT TO THE CABELA’S MASTER CREDIT CARD TRUST SERIES 2004-1 SUPPLEMENT TO THE AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT (this “Second Amendment”), dated as of November 3, 2006, is by and among WFB FUNDING, LLC, a Nebraska limited liability company, as Transferor (the “Transferor”), WORLD’S FOREMOST BANK, a Nebraska state banking corporation, as Servicer (the “Servicer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Transferor, the Servicer and the Trustee have executed (i) that certain Amended and Restated Pooling and Servicing Agreement, dated as of February 4, 2003, as amended by that certain First Amendment to the Cabela’s Master Credit Card Trust Amended and Restated Pooling and Servicing Agreement, dated as of August 31, 2005 (as further amended, supplemented and otherwise modified through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Pooling and Servicing Agreement”); and (ii) that certain Series 2004-1 Supplement to the Amended and Restated Pooling and Servicing Agreement, dated as of April 14, 2004, as amended by that certain First Amendment to the Cabela’s Master Credit Card Trust Series 2004-1 Supplement (as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Series 2004-1 Supplement”); and

WHEREAS, the Transferor, the Servicer and the Trustee wish to amend the Series 2004-1 Supplement in accordance with Section 13.01(a) of the Pooling and Servicing Agreement and that certain Master Indenture, dated as of April 14, 2004, by and among the Servicer, Cabela’s Credit Card Master Note Trust, as Issuer (the “Issuer”), and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”) (the “Indenture”), as provided herein.

NOW THEREFORE, in consideration of the promises and agreements contained herein, the parties hereto agree to amend the provisions of the Series 2004-1 Supplement as follows:

SECTION 1.    Amendment of Section 7.  Subsection 7(c)(ii) of the Series 2004-1 Supplement shall be and hereby is amended by deleting such subsection in its entirety and by inserting in the place thereof the following:

(ii)       the total amount of Principal Receivables and the amount on deposit in the Pre-Funding Account, the Collection Account, the Principal Account (including each Principal Accumulation Account (if any, as defined in any Supplement) and each Principal Funding Account (if any, as defined in any supplement under the Indenture)) shall be less than the Minimum Aggregate Principal Receivables;

SECTION 2.   Effectiveness. The amendment provided for by this Second Amendment shall become effective upon receipt by the Trustee of each of the following:

(a)	the counterparts of this Second Amendment, duly executed by the parties hereto;

(b)

notification in writing from each of Moody’s, Standard & Poor’s and Fitch to the effect that the terms of this Second Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency issued pursuant to the Pooling and Servicing Agreement or the Indenture;

(c)

confirmation from the Transferor and Servicer that they have received a copy of the written notification described in clause (b) above and that such written notification is satisfactory to the Transferor and Servicer in their sole discretion;

(d)

an Officer’s Certificate from the Transferor addressed to the Trustee, to the effect that the terms of this Second Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder or any Credit Enhancement Provider; and

(e)

an Opinion of Counsel from the Transferor and Servicer addressed to the Trustee to the effect that this Second Amendment complies with all requirements of the Pooling and Servicing Agreement and the Indenture.

SECTION 3.  Series 2004-1 Supplement in Full Force and Effect as Amended.  Except as specifically amended or waived hereby, all of the terms and conditions of the Series 2004-1 Supplement shall remain in full force and effect. All references to the Series 2004-1 Supplement in any other document or instrument shall be deemed to mean such Series 2004-1 Supplement as amended by this Second Amendment. This Second Amendment shall not constitute a novation of the Series 2004-1 Supplement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Series 2004-1 Supplement, as amended by this Second Amendment, as though the terms and obligations of the Series 2004-1 Supplement were set forth herein.

SECTION 4.  Counterparts.  This Second Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION   5.      Governing Law.    THIS SECOND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.  Defined Terms and Section References.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement and, if not defined in the Pooling and Servicing Agreement, the meanings assigned to such terms in the Indenture. All section or subsection references herein shall mean the Sections or subsections of the Pooling and Servicing Agreement, except as otherwise herein provided.

[Signature pages follow.]

EXECUTION COPY

IN WITNESS WHEREOF, the Transferor, the Servicer, the Trustee and the Series Enhancer for the Series 2004-I and Series 2004-II Class A Notes have caused this Second Amendment to be duly executed by their respective officers as of the day and year first above written.

WFB FUNDING, LLC,
Transferor

By:	WFB Funding Corporation, its Managing Member

By:	/s/ Kevin Werts
Name: Kevin J. Werts
Title: Secretary and Treasurer

WORLD’S FOREMOST BANK,
Servicer

By:	/s/ Kevin Werts
Name: Kevin J. Werts
Title: Treasurer

U.S. BANK NATIONAL ASSOCIATION,
Trustee

By:	/s/
Name:
Title:

[Signature page to Second Amendment to the Series 2004-1 Supplement]

AGREED AND CONSENTED TO:

AMBAC ASSURANCE CORPORATION,
Series Enhancer for the Series 2004-I and
2004-II Class A Notes

By:	/s/
Name:
Title:

[Signature page to Second Amendment to the Series 2004-1 Supplement]